Exhibit 12

                              Matrix Bancorp, Inc.

                Computation of Ratio of Earnings to Fixed Charges

                                   (Unaudited)

                             (Dollars in thousands)

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

                                                                         Year Ended December 31,
                                                     2004         2003          2002           2001           2000
                                                  -----------  ------------  ------------   ------------  ------------
A.  Matrix Bancorp, Inc. and  subsidiaries
    (consolidated)
Earnings:
    1.  Income (loss) before income taxes ...     $  32,119        (3,572)   $  (17,025)    $        5    $   10,038
    2.  Plus interest expense (A) ...........        32,273        32,910        42,306         65,884        68,089
                                                  -----------  ------------  ------------   ------------  ------------
    3.  Earnings including interest on deposits      64,392        29,338        25,281         65,889        78,127
    4.  Less interest on deposits............        10,665        13,339        21,496         34,872        26,275
                                                  -----------  ------------  ------------   ------------  ------------
    5.  Earnings excluding interest on deposits   $  53,727        15,999    $    3,785     $   31,017    $   51,852
                                                  ===========  ============  ============   ============  ============
Fixed Charges:
    6. Including interest on deposits excluding
          capitalized interest...............     $  32,273        32,910    $   42,306     $   66,119    $   68,218
    7.  Less interest on deposits (Line 4)...        10,665        13,339        21,496         34,872        26,275
                                                  -----------  ------------  ------------   ------------  ------------
    8.  Excluding interest on deposits.......     $  21,608        19,571    $   20,810     $   31,247    $   41,943
                                                  ===========  ============  ============   ============  ============
Ratio of Earnings to Fixed Charges:
           Including interest on deposits
           (Line 3 divided by Line 6) .......          2.00x         0.89x         0.60x          1.00x         1.15x
           Excluding interest on deposits
           (Line 5 divided by Line 8) .......          2.49x         0.82x         0.18x          1.00x         1.24x

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(A) Includes amounts representing the estimated interest component of net rental payments.
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